Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Sino Fortune Holding Corporation:

We consent to the inclusion in the foregoing Registration Statement of Sino Fortune Holding Corporation (the “Company”) on Form S-1/A, of our report dated April 13, 2017, except for Notes 1, 2, 9, 11, 12, 14 and 15, which are dated on September 20, 2017, relating to our audits of the accompanying consolidated balance sheets of Sino Fortune Holding Corporation and its subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, changes in shareholder’s equity and cash flows for the two years ended December 31, 2016 and December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

September 22, 2017